UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 5, 2007
BROOKS AUTOMATION, INC.
(Exact name of registrant as specified in its charter)
DELAWARE

(State or other jurisdiction of incorporation)

0-25434	04-3040660

(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (978) 262-2400.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 5, 2007, the compensation committee of the Brooks Automation, Inc. (the “Company”) board of directors approved the 2007 Management Incentive Compensation Program (the “Program”). Each of the Company’s executive officers other than Joseph Bellini, as well as other key management and individual contributor employees, are eligible to participate in the Program, which is administered by the Company’s Compensation Committee.
     Participants in the Program are eligible for awards ranging from 0% to 150% of their targets. As applied to the Company’s executive officers, bonus payments are calculated based upon corporate performance, weighted at 70%; relative financial performance as compared to a peer group of companies, weighted at 15%; and functional/individual goals and objectives, weighted at 15%. Corporate performance is evaluated against plan revenue and operating income (which for this purpose excludes restructuring charges and some non-cash expenses); relative financial performance is evaluated based upon relative revenue, income and share price growth as compared to peer companies; and individual/functional performance is determined by the compensation committee. The compensation committee may also take into account such other factors as it deems relevant. In addition, the board of directors or compensation committee has discretion to make adjustments they deem necessary to ensure the motivational impact of the Program and provide a return to stockholders.
The total amount payable under the Program may not exceed 15% of corporate operating income, and no bonuses are distributed if corporate financial performance is less than 50% of plan targets.
The compensation committee will determine the extent to which performance goals have been achieved within thirty days of the finalization of the Company’s audited financial statements for the fiscal year ended September 30, 2007.
The following chart depicts the eligibility and target for each of the Company’s executive officers who participate in the Program:

Executive Officer	Eligibility and Target
Edward C. Grady	0% to 150% of 100% of base salary
Robert E. Anastasi	0% to 150% of 70% of base salary
James F. Gentilcore	0% to 150% of 100% of base salary
Thomas S. Grilk	0% to 150% of 70% of base salary
Robert W. Woodbury, Jr.	0% to 150% of 100% of base salary

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.
/s/ Thomas S. Grilk
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

Date: February 9, 2007